U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 8406
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Brian S. Moroney, age 48, became the Chief Financial Officer of UCN, Inc., on October 24, 2005.

For the past five years Mr. Moroney has been self-employed as a business and financial consultant. As such, he provided out-sourced financial, operational, and other project services to several businesses during that period that generally consisted of project work that would span three to nine months. Examples of projects Mr. Moroney worked on include:

Financial analysis on funds distribution strategies for Wasatch Advisors, Inc., a mutual fund manager based in Salt Lake City, Utah;
General manager and chief financial officer of Silver Spring Water Company, a privately owned, public water utility located in Park City, Utah; and
Customer service and management advisory services for Idea Exchange, Inc., an Internet information exchange provider based in Salt Lake City, Utah.

Mr. Moroney earned a MBA from Harvard Business School in 1984, a MS, Management Systems from American Technological University in 1981, and a BA in Economics from Claremont McKenna College in 1978.

Under the terms of his employment, Mr. Moroney will receive a base salary of $140,000 per year. In consideration of his acceptance of the engagement, UCN agreed to issue to Mr. Moroney options to purchase 150,000 shares of common stock at an exercise price of $2.00 per share that vest in equal portions over a term of three years and expire five years after issuance.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: October 27, 2005	By:	/s/ Paul Jarman
Paul Jarman, President